EXHIBIT 99
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SPIRE CORPORATION                                          FOR IMMEDIATE RELEASE
                                                                    NEWS RELEASE
Contact:  Spire Corporation
          Mark C. Little, CEO, Spire Biomedical, Inc.
          781-275-6000, mlittle@spirecorp.com

                           SPIRE CORPORATION ANNOUNCES
                     $16 MILLION CATHETER PATENT TRANSACTION
                         WITH BARD ACCESS SYSTEMS, INC.

Bedford, MA -- October 22, 2002 -- Spire Corporation (Nasdaq: SPIR) has transferred its exclusive hemodialysis split-tip catheter patent license to Bard Access Systems, Inc., a wholly owned subsidiary of C.R. Bard, Inc., (NYSE:BCR), in exchange for up to $16 million and a sublicense. Spire received $5 million upon execution of the Agreement, with another $5 million due no later than 18 months after signing, and also will receive another $6 million upon achievement of certain milestones by Bard Access Systems. Spire acquired the license to the patent from Dr. Thierry Pourchez, the inventor and a noted French surgeon.

Spire Biomedical, Inc., a wholly owned subsidiary of Spire Corporation, currently markets the Pourchez XpressOTM, the only kink-resistant long-term hemodialysis catheter. The sublicense from Bard will permit Spire to continue to sell this product and to develop, market and distribute new split-tip hemodialysis catheter products.

Mr. Roger Little, President and CEO of Spire Corporation, stated, "The Agreement provides the Company with additional capital to accelerate our sales and marketing efforts and to pursue its strategic direction for developing advanced medical devices."

Mr. PJ Anand, Vice President of Business Development for Spire Biomedical, Inc., who was chiefly responsible for securing the original license, added, "Our strategy is to utilize our technology in catheter based access for dialysis as a platform to build a broader business in high performance finished devices. These devices will utilize Spire Biomedical's proprietary surface engineering technology to reduce complications caused by clotting, infection and inflammation."

About Spire Biomedical, Inc., and Spire Corporation

Spire Biomedical, Inc., a wholly owned subsidiary of Spire Corporation, provides premium medical products and biotechnology surface engineering services for improving the performance of implantable medical devices.

Spire Corporation also provides solar electric systems and is a leading supplier of photovoltaic module manufacturing equipment. For more information, visit Spire Corporation's web site at www.spirecorp.com.

Certain matters discussed in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract research and services, as well as other factors described in the Company's Form 10-KSB filed with the Securities and Exchange Commission.